Exhibit 99.1
EXCELSIOR LASALLE PROPERTY FUND, INC.
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT
This EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (this “Agreement”) is made as of the 16th day of December 2008 by and between Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Fund”) and Bank of America Capital Advisors LLC, a Delaware limited liability company (the “Manager”).
W I T N E S S E T H:
WHEREAS, the Fund is a privately offered real estate investment fund that will elect to be treated as a real estate investment trust for federal income tax purposes; and
WHEREAS, the Manager serves as the manager of the Fund pursuant to a management agreement between the Fund and the Manager (the “Management Agreement”). Terms not otherwise defined herein shall have the meanings set forth in the Management Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
1. Expense Limitation. Subject to the terms hereof, including, without limitation, Section 4, the Manager agrees to waive its fees, or to pay or absorb the ordinary operating expenses of the Fund to the extent necessary to limit the specific offering, organizational and ordinary operating expenses of the Fund described in Section 2 below (including, but not limited to, printing, legal, accounting and marketing expenses) (the “Specified Expenses”) to 0.75% per annum of the Fund’s Net Asset Value (the “Expense Limitation”). For purposes of this Agreement, Net Asset Value of the Fund (“NAV”) will be determined quarterly in a manner consistent with the Management Agreement.
2. Specified Expenses. (a) The Expense Limitation applies only to the following: (i) fees and expenses paid to the Fund’s valuation consultant, auditors, stockholder administrator, and the Fund’s legal counsel in connection with matters related to the organization of the Fund and the offering of the Shares therein (but excluding all legal counsel fees and expenses incurred in connection with matters related to Real Estate Investments, such as property acquisition or disposition, leasing and legal proceedings related to the Real Estate Investments, as well as extraordinary legal fees associated with litigation or other proceedings), as well as (ii) printing costs, mailing costs, fees associated with the board of directors of the Fund, the cost of maintaining directors and officers insurance, blue sky fees and all Fund-level organizational expenses (which does not include expenses associated with the acquisition and management of the Initial Portfolio).
(b) For the avoidance of doubt, the Expense Limitation does not apply with regard to property level expenses (including, without limitation, property insurance, property operating expenses, and property financing expense), costs incurred in pursuing, acquiring, disposing, or obtaining financing of Real Estate Investments, costs associated with any credit facility obtained by the Fund (which may be in addition to the leverage at the property level), taxes (including tax related charges such as interest or penalties) payable by the Fund or its subsidiaries, or to extraordinary expenses, such as the costs of litigation.

3. Term. This Agreement will be in effect for one (1) year (December 31, 2008 to December 31, 2009), unless terminated by the Manager or by the Fund upon thirty (30) days written notice to the other party, and may be renewed by the mutual agreement of the Manager and the Fund for successive one year terms. This Agreement will terminate automatically upon the termination of the Management Agreement unless a new Management Agreement with the Manager (or an affiliate of the Manger) to replace the terminated agreement becomes effective upon such termination. If this Agreement is terminated by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term the Management Agreement, the Fund agrees for a period not to exceed three (3) years to reimburse any remaining Excess Operating Expenses (as defined below) not previously reimbursed, such reimbursement to be made to the Manager not later than thirty (30) days after the termination of this Agreement and without regard to the Expense Limitation.
4. Excess Expenses. In consideration of the Manager’s agreement to limit the Fund’s expenses as provided herein, the Fund agrees to carry forward the annual amount of Specified Expenses waived, paid or absorbed by the Manager pursuant to this Agreement in excess of the Expense Limitation, for a period not to exceed three (3) years from the end of the fiscal year in which such expense is incurred by the Manager (“Excess Operating Expenses”) and to reimburse the Manager in the amount of such Excess Operating Expenses as promptly as possible, but only to the extent that it does not cause the Fund’s Specified Expenses for the fiscal year in which such reimbursement would otherwise be made to exceed the Expense Limitation.
5. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.
6. Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.
7. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same Agreement of the parties hereto.

8. Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year above written.

EXCELSIOR LASALLE PROPERTY FUND, INC.
By:	/s/ James D. Bowden
	Name:	James Bowden
	Title:	President and Chief Executive Officer

BANK OF AMERICA CAPITAL ADVISORS LLC
By:	/s/ James D. Bowden
	Name:	James D. Bowden
	Title:	Managing Director